EXHIBIT 8.3

[VENABLE LLP LETTERHEAD]

June 4, 2007

Monmouth Real Estate Investment Corporation

Juniper Business Plaza

Suite 3-C

3499 Route 9 North

Freehold, New Jersey 07728

              Re:        Merger

Ladies and Gentlemen:

We have acted as special legal counsel to Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth REIT”), and have represented Monmouth REIT in connection with the preparation of the “Material United States Federal Income Tax Consequences of the Merger” section of its Registration Statement on Form S-4, File No. 333-142590 (the “Registration Statement”) relating to the merger of a wholly-owned subsidiary of Monmouth REIT with and into Monmouth Capital Corporation, a New Jersey corporation (“Monmouth Capital”), (the “Merger”), under the Agreement and Plan of Merger among Monmouth Capital, Monmouth REIT and Route 9 Acquisition, Inc., a New Jersey corporation, dated as of March 26, 2007 (the “Merger Agreement”). You have requested our opinion on certain federal income tax matters in connection with the Merger.

In rendering this opinion, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof), the following documents (including all exhibits and schedules thereto): (i) the Merger Agreement; (ii) the Registration Statement; (iii) Officer Certificates provided to us by Monmouth REIT and Monmouth Capital, and (iv) tax opinions provided to us regarding the federal income tax status of Monmouth REIT and Monmouth Capital as real estate investment trusts.

In rendering this opinion, we have also assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.        All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.        All representations, certifications and statements made in the exhibits hereto are true, correct, and complete on and as of the date made. Any representation, certification or statement made “to the knowledge” or similarly qualified is correct without such qualification.

3.        The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each party to the Merger will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder; and the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

Based upon the foregoing, we are of the opinion that: (1) the portion of the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” fairly summarizes the legal matters referenced to therein, (2) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (3) Monmouth REIT and Monmouth Capital will not recognize any gain or loss for United States federal income tax purposes as a result of the Merger.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.        This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Neither Monmouth REIT nor Monmouth Capital has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

2.        This letter addresses only the specific opinions and disclosures set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of Monmouth REIT and Monmouth Capital, including but not limited to, dealers in securities, shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

    /s/ VENABLE LLP